Exhibit 5.1

Axelrod, Smith & Kirshbaum, P.C.
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 700
Houston, Texas 77007-8292
Telephone (713) 861-1996
Robert D. Axelrod, P.C.	Facsimile (713) 552-0202

February 14, 2008

Rick’s Cabaret International, Inc.
10959 Cutten Road
Houston, Texas  77066

RE:	RICK’S CABARET INTERNATIONAL, INC.
FORM S-3 REGISTRATION STATEMENT

Gentlemen:

As counsel for Rick’s Cabaret International, Inc., a Texas corporation (the "Company"), you have requested our firm to render this opinion in connection with the registration statement of the Company on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission ( as referenced above) relating to the resale of an aggregate of 1,165,000 shares of common stock, par value $.01 per share (the "Common Stock") currently owned by certain security holders of the Company.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of Common Stock to be resold which are currently outstanding are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

Very truly yours,

/s/ Axelrod, Smith & Kirshbaum